                                                                     EXHIBIT 4.4


                 CONFIDENTIAL TREATMENT REQUESTED -- EDITED COPY

                       PREFERRED STOCK PURCHASE AGREEMENT


        This PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of February 26, 1998 (the "EFFECTIVE DATE"), by and between General Magic, Inc., a Delaware corporation ("GM"), and Microsoft Corporation, a Washington corporation ("Microsoft").

                                    RECITALS:

        GM desires to sell to Microsoft, and Microsoft desires to purchase from GM, 50,000 shares of GM's Series A Convertible Preferred Stock (the "SERIES A SHARES") with the rights and preferences set forth in the proposed Certificate of Designation (the "CERTIFICATE") attached as Exhibit 4.2.7 to this Agreement;

        GM and Microsoft will enter into a Patent License Agreement (the "PATENT LICENSE AGREEMENT") concurrently with the closing of the purchase contemplated by this Agreement; and

        GM and Microsoft will, concurrently with the closing of the purchase contemplated by this Agreement, enter into an Investor Rights Agreement (the "RIGHTS AGREEMENT"), which provides certain rights to Microsoft.

        This Agreement, together with the Certificate, the Patent License Agreement and the Rights Agreement are referred to herein collectively as the "TRANSACTION DOCUMENTS."

                                   AGREEMENT:

        NOW, THEREFORE, based on these premises and in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                     PURCHASE OF PREFERRED STOCK AND CLOSING

        1.1 Agreement to Purchase and Sell Stock. GM agrees to sell to Microsoft at the Closing (as defined below), and Microsoft agrees to purchase from GM at the Closing, 50,000 shares of Series A Convertible Preferred Stock at a price of $90.00 per share, for an aggregate purchase price of $4.5 million (the "PURCHASE PRICE"). The Series A Shares purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the "PREFERRED SHARES" and the shares of Common Stock issuable upon conversion of the Preferred Shares will be collectively hereinafter referred to as the "CONVERSION SHARES."

        1.2 Closing. The purchase and sale of the Preferred Shares will take place at 2:00 p.m. Pacific Standard Time, on February 27, 1998 (the "CLOSING DATE") at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301 (the "CLOSING") or at such other time and place as GM and Microsoft mutually agree upon. At the Closing: (i) GM



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will deliver to Microsoft a certificate representing the number of Preferred
Shares that Microsoft has agreed to purchase hereunder, together with executed copies of the Transaction Documents and such other agreements, documents and certificates required pursuant to Section 4.2 hereof; and (ii) Microsoft will deliver to GM the Purchase Price by (a) a check payable to GM or (b) wire transfer of immediately available funds, together with executed copies of the Transaction Documents and such other agreements, documents and certificates required pursuant to Section 4.3 hereof.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties of GM. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by GM to Microsoft prior to the execution of this Agreement (the "GM DISCLOSURE SCHEDULE") which is attached as
Exhibit 2.1 hereto, GM represents and warrants to Microsoft as follows.

                2.1.1 Organization, Standing and Power. GM is a corporation duly organized, validly existing and in good standing under the laws of Delaware. GM has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and as proposed to be conducted. GM is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not have a materially adverse effect on GM. GM does not own or control, directly or indirectly, any corporation, partnership, limited liability company, or other entity.

                2.1.2 Capital Structure and Stock Issuance.

                      (a) The authorized capital stock of GM as of the Closing Date and immediately prior to the Closing will consist of 60,000,000 shares of GM Common Stock, par value $0.001 ("GM COMMON STOCK") of which 26,927,201 will be issued and outstanding, and 500,000 shares of Preferred Stock of which 50,000 will be designated Series A Preferred Stock, par value $0.001 (the "SERIES A SHARES"). In addition, as of the date hereof, 5,018,640 shares of GM Common Stock are reserved for issuance upon the exercise of outstanding employee and non-employee director stock options and 773,863 shares of GM Common Stock are available for future options grants ("GM OPTIONS"). Those shares described above as well as the GM Options are collectively referred to as the "GM SECURITIES." Except for the GM Common Stock described above issuable pursuant to GM Options, there are no options, warrants, calls, conversion rights, agreements, contracts, or rights of any character to which GM is a party or by which GM may be bound obligating GM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of GM, or obligating GM to grant, extend or enter into any such option, warrant, call, conversion right, agreement, contract, or right. GM does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of GM Securities on any matter.



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                      (b) The Preferred Shares, when issued, sold and delivered
in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate will be duly and validly issued, fully paid and nonassessable.

                2.1.3 Authority. All corporate action on the part of GM necessary for the authorization, execution, delivery and performance of the Transaction Documents by GM, the authorization, sale, issuance and delivery of the Purchased Shares hereunder, and the performance of GM's obligations under said Transaction Documents has been taken. Each Transaction Document constitutes a valid, binding, and enforceable obligation of GM in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies. GM hereby represents that it has full power and authority to enter into the Transaction Documents.

                2.1.4 Compliance with Laws and Other Instruments. GM holds all licenses, permits, and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on GM's business and financial condition. Except for applicable filings necessary to claim an exemption from the registration requirements under applicable federal and state securities laws and the filing of the Certificate, no consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively "GOVERNMENTAL CONSENTS") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to GM in connection with the execution and delivery of the Transaction Documents by GM or the consummation by GM of the transactions contemplated hereby.

                2.1.5 No Conflicts. The execution, delivery and performance of the Transaction Documents by GM and the consummation by GM of the transactions contemplated hereby and thereby and the filing of the Certificate do not and will not (i) result in a violation of GM's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which GM or any of its subsidiaries is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to GM or any of its subsidiaries or by which any property or asset of GM or any of its subsidiaries is bound or affected. The business of GM and its direct and indirect subsidiaries is being conducted in material compliance with all applicable laws, ordinances or regulations of any Governmental Entity.

                2.1.6 SEC Documents. GM has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since February 16, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents



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complied in all material respects with requirements of the Securities Act or the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GM included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements as permitted by Form 10Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of GM as of the dates thereof and the results of its operation and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments). Except as set forth in the filed SEC Documents, GM has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of GM or in the notes thereto and which could reasonably be expected to have a material adverse effect on GM, except such liabilities incurred in the ordinary course of GM's business since September 30, 1997, which liabilities do not or would not have a material adverse effect on GM.

                2.1.7 No Material Adverse Change. Except as disclosed in the SEC Documents since the date of the most recent audited financial statements included in the SEC Documents, there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of GM's capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss of property, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on GM, or (iv) any change in accounting methods, principles or practices by GM materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in GAAP.

                2.1.8 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to GM or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by GM but which has not been so publicly announced or disclosed.

                2.1.9 Intellectual Property.

                      (a) The "GM INTELLECTUAL PROPERTY" consists of the following:



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                             (i) all patents, trademarks, trade names, service
marks, trade dress, copyrights and any renewal rights therefor, mask works, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form), applications and registrations for any of the foregoing;

                             (ii) all goodwill associated with trademarks, trade
names, service marks and trade dress;

                             (iii) all software and firmware listings, and
updated software source code, and complete system build software and instructions related to all software described herein;

                             (iv) all documents, records and files relating to
design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

                             (v) all other tangible or intangible proprietary
information and materials; and

                             (vi) all license and other rights in any third
party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are owned or held by or on behalf of GM or that are being, and/or have been, used, or are currently under development for use, in the business of GM as it has been, is currently or is currently anticipated to be (up to the Closing), conducted.

                      (b) GM has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of the GM Intellectual Property.

                      (c) Except as set forth in the SEC Documents and to the best knowledge of GM: (i) all patents, trademarks, service marks and copyrights held by GM are valid, enforceable and subsisting; (ii) no GM Intellectual Property and no GM Intellectual Property that is currently being developed by GM (either by itself or with any other person) infringes, misappropriates or conflicts with any intellectual property owned or used by and other person;
(iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by GM is infringing, misappropriating or making any unlawful or unauthorized use of any intellectual property owned or used by any other person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and GM has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any intellectual property owned or used by any other person; (iv) no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and no



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intellectual property owned or used by any other person infringes or conflicts with, any GM Intellectual Property.

                      (d) The GM Intellectual Property constitutes all the intellectual property necessary to enable GM to conduct its business in the manner in which such business has been and is being conducted. GM has not (i) licensed any of the GM Intellectual Property to any person on an exclusive basis, or (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any of its GM Intellectual Property or to transact business in any market or geographical area or with any person.

                2.1.10 Brokers. GM has taken no action which would give rise to any claim by any person, or brokerage commissions, finder's fees or similar payments by GM or Microsoft relating to this Agreement or the transactions contemplated hereby.

                2.1.11 Litigation and Other Proceedings. Neither GM nor any of its officers, directors, or employees is a party to any pending or, to GM's knowledge, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of GM or, in the case of an individual, from acts in his capacity as an officer, director, or employee of GM which individually or in the aggregate would be materially adverse to GM. GM is not subject to any order, writ, judgment, decree, or injunction that has or would be reasonably expected to have a material adverse effect on the GM business and financial condition.

                2.1.12 Registration Rights. Except as provided in the Rights Agreement or in that certain Amended and Restated Registration Rights Agreement dated as of November 30, 1994 by and among GM, Sony Corporation of America, AT&T Crop., Apple Computer, Inc., France Telecom Cogecom, Fujitsu LTD., Motorola, Inc., Nippon Telegraph and Telephone Corporation, Sony Corporation, Toshiba Corporation, Marc Porat, Andy Hertzfeld, Bill Atkinson, Bill Atkinson as Trustee of the William Dana Atkinson Trust date July 9, 1992, Cable & Wireless plc, Mitsubishi Electric Corporation, Northern Telecom Inc., Oki Electric Industry Co., Ltd., and Sanyo Electric Co., Ltd., GM is not under any obligation to register any presently outstanding securities, or any securities which may hereafter be issued, under the Securities Act of 1933, as amended ("1933 Act").

                2.1.13 Contracts. All material contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments to which GM is a party and which are material to its business have been disclosed in the SEC Documents and are valid and in full force and effect. GM has not, nor, to the best knowledge of GM, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.


                2.1.14 Related Party Transactions. None of the directors, officers, or shareholders of GM, or any member of any of their families, is presently a party to, or was a party to preceding the date of this Agreement, any transaction with GM, other than compensation



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arrangements in the ordinary course of GM's business and purchases of securities, including, without limitation, any contract, agreement, or other arrangement: (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 10%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.

                2.1.15 Disclosure. Neither the representations or warranties made by GM in this Agreement, nor the final GM Disclosure Schedule or any other certificate or document executed and/or delivered by GM pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

        2.2 Representations and Warranties of Microsoft. Microsoft hereby represents and warrants to, and agrees with GM that:

                2.2.1 Authorization. Microsoft has full corporate power and authority to enter into the Transaction Documents, and each such Agreement constitutes Microsoft's valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Microsoft represents that it has full power and authority to enter into the Transaction Documents.

                2.2.2 No Conflict. The execution, delivery and performance of the Transaction Documents by Microsoft and the consummation by Microsoft of the transactions contemplated hereby will not (i) result in a violation of Microsoft 's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which Microsoft or any of its subsidiaries is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to Microsoft or any of its subsidiaries or by which any property or asset of Microsoft or any of its subsidiaries is bound or affected.

                2.2.3 Purchase for Own Account. The Preferred Shares to be purchased by Microsoft hereunder and any Conversion Shares (collectively, the "SECURITIES") will be acquired for investment for Microsoft's own account, not as nominee or agent, and not with a view to public resale or distribution thereof within the meaning of the 1933 Act, and Microsoft has no present intention of selling, granting any participation in, or otherwise distributing the same. Microsoft further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.



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                2.2.4 Investment Experience. Microsoft understands that the purchase of the Securities involves substantial risk. Microsoft has experience as an investor in securities of companies in the development stage and acknowledges that Microsoft is able to fend for itself, can bear the economic risk of Microsoft's investment in the Securities and has such knowledge and experience in financial or business matters such that Microsoft is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment.

                2.2.5 Restricted Securities. Microsoft understands that the Securities are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from GM in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Microsoft represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Microsoft understands that GM is under no obligation to register any of the securities sold hereunder except as provided in the Rights Agreement.

                2.2.6 Legends. It is understood that the certificates evidencing the Securities will bear the legends substantially as provided below:


                      (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE HOLDER HEREOF SHOULD BE AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                      (b) Any other legends required by Delaware law or other
               applicable state securities laws.

The legends provided above shall be removed by GM from any certificate evidencing the Securities upon delivery to GM of an opinion by counsel, reasonably satisfactory to GM, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration



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

statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registrations pursuant to which GM issued the Securities.

For purposes of clarification, and provided that any transactions satisfy the terms of SEC Rule 144, Microsoft may enter into bona fide transactions which constitute a hedge against changes in the market price of the GM Common Stock, provided, however, no public disclosure is made with respect to such hedge transactions, except in an initial Schedule 13D, the text of which is reasonably satisfactory to GM, or if in the opinion of counsel to Microsoft such disclosure is required as a matter of law.

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

        Microsoft and GM each agree as follows:

        3.1 Expenses. Whether or not the purchase and sale of the Preferred Shares is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        3.2 Public Announcements. Prior to the Closing Date, Microsoft and GM shall have executed a "CONFIDENTIALITY AGREEMENT" in substantially the form attached hereto as Exhibit 3.2(a). In accordance with such Confidentiality Agreement, Microsoft and GM agree to keep confidential and not to disclose the terms and conditions of this Agreement, the Rights Agreement and the Patent License. Notwithstanding the foregoing, Microsoft and GM, upon mutually agreed upon timing as determined in good faith, shall issue the press release in the form attached hereto as Exhibit 3.2(b). Nothing contained herein or in the Confidentiality Agreement shall prevent either party at any time from furnishing any information to any Governmental Entity to the extent required by judicial, administrative process or federal securities laws or from issuing any release when it believes in good faith and after consultation with the other party that is legally required to do so.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

        4.1 Conditions to Each Party's Obligation to Close. The respective obligation of each party to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                4.1.1 Governmental Approvals. Other than the filing of a Form D with the SEC and the California Department of Corporations, all Governmental Consents legally required for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Governmental Consents, for which the failure to obtain would have no material adverse effect on the consummation of the transactions contemplated hereby.



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

                4.1.2 No Restraints. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the transactions herein contemplated.

                4.1.3 Securities Exemption. The offer and sale of the Preferred Shares to Microsoft pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act, and the registration and/or qualification requirements of all other applicable state securities laws.

        4.2 Conditions to Obligations of Microsoft. The obligations of Microsoft to purchase the Preferred Shares are subject to the satisfaction of the following conditions unless waived by Microsoft.

                4.2.1 Representations and Warranties of GM. The representations and warranties of GM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement. Microsoft shall have received a certificate signed on behalf of GM by an officer of GM to such effect on the Closing Date.

                4.2.2 Performance of Obligations of GM. GM shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

                4.2.3 Rights Agreement. Microsoft and GM shall have each duly executed a Rights Agreement substantially in the form attached hereto as Exhibit 4.2.3.

                4.2.4 Patent License Agreement. Microsoft and GM shall have each duly executed a Patent License Agreement in the form attached hereto as Exhibit 4.2.4.

                4.2.5 [* ]

                4.2.6 Confidentiality Agreement. Microsoft and GM shall have each duly executed the Confidentiality Agreement as described in Section 3.2 hereof.

                4.2.7 Corporate Documentation. GM shall have filed with the Delaware Secretary of State the Certificate of Designation in the form attached hereto as Exhibit 4.2.7.

                4.2.8 Opinion of Counsel. Microsoft shall have received from Gray Cary Ware & Freidenrich LLP, counsel to GM, an opinion addressed to Microsoft, dated the Closing Date, in form and substance reasonably satisfactory to Microsoft.


--------
*       CONFIDENTIAL TREATMENT REQUESTED



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        4.3 Conditions to Obligation of GM. The obligation of GM to effect the sale of the Preferred Shares is subject to the satisfaction of the following conditions unless waived by GM.

                4.3.1 Representations and Warranties of Microsoft. The representations and warranties of Microsoft set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                4.3.2 Performance of Obligations of Microsoft. Microsoft shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

                4.3.3 Payment of Purchase Price. Microsoft shall have delivered to GM the Purchase Price specified in Article I hereof.

                                    ARTICLE V
                                   TERMINATION

        5.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the written consent of Microsoft and GM.

        5.2 Termination by GM. This Agreement may be terminated by GM alone, by means of written notice to Microsoft, if there has been a material breach by Microsoft of any representation, warranty, covenant or agreement set forth in the Agreement or any Transaction Agreement, which breach has not been cured within ten business days following receipt by Microsoft of notice of such breach.

        5.3 Termination by Microsoft. This Agreement may be terminated by Microsoft alone, by means of written notice to GM, if there has been a material breach by GM of any representation, warranty, covenant or agreement set forth in the Agreement or any Transaction Agreement, which breach has not been cured within ten business days following receipt by GM of notice of such breach.

        5.4 Effect of Termination. In the event of termination of this Agreement by either GM or Microsoft as provided in this Article, and notwithstanding that GM may have taken certain actions in contemplation of the Closing, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Microsoft, GM or their respective officers or directors or shareholders, except that (i) the provisions of Sections 3.1, 3.2 and 6.2 shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

        6.1 Entire Agreement. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, together with the Transaction Documents between the parties contain



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

all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

        6.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        6.3 Headings. The headings contained in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Agreement.

        6.4 Notices. All notices, requests, demands, or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepared, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         If to Microsoft:                     Microsoft Corporation
                                              One Microsoft Way
                                              Redmond, WA  98052-6399
                                              Attention:  Robert A. Eshelman
                                              Telephone No.: (425) 882-8080
                                              Facsimile No.: (425) 869-1327

         With a copy to:                      Preston Gates & Ellis LLP
                                              5000 Columbia Center
                                              701 Fifth Avenue
                                              Seattle, WA  98104-7078
                                              Attention:  Mark R. Beatty
                                              Telephone No.: (206) 623-7580
                                              Facsimile No.: (206) 623-7022

         If to GM:                            General Magic, Inc.
                                              420 North Mary Avenue
                                              Sunnyvale, CA  94086
                                              Attention:  General Counsel
                                              Telephone No.: (408) 774-4000
                                              Facsimile No.: (408) 774-4022



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

         With a copy to:                      Gary Cary Ware & Freidenrich LLP
                                              400 Hamilton Avenue
                                              Palo Alto, CA  94301
                                              Attention:  James Koshland
                                              Telephone No.: (650) 328-6561
                                              Facsimile No.: (650) 327-3699

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.4.

        6.5 Severability. In the event any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceablility or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such even, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

        6.6 Survival of Representations and Warranties. The representations, warranties and covenants of GM and Microsoft contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Microsoft or its counsel or GM or its counsel, as the case may be.

        6.7 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement.

        6.8 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts and by facsimile signatures each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a signature page in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

        6.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        6.10 Extension, Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        6.11 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES," and "INCLUDING" when used therein shall



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

be deemed in each case to be followed by the words "WITHOUT LIMITATION." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



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


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                                 "GM"

                                                 GENERAL MAGIC, INC.


                                                 By: ___________________________

                                                 Its:___________________________
                                                           [NAME]





                                                 "MICROSOFT"

                                                 MICROSOFT CORPORATION


                                                 By: ___________________________
                                                           [NAME]

                                                 Its:___________________________




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